Exhibit 4.3

REGISTERED

No. 1

MONDELĒZ INTERNATIONAL, INC.

1.625% NOTE DUE 2023

representing

€700,000,000

CUSIP: 609207 AJ4

Common Code: 134687258

ISIN: XS1346872580

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DEUTSCHE BANK AG, LONDON BRANCH (THE “DEPOSITARY”), AS THE COMMON DEPOSITARY FOR CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (“CLEARSTREAM”) AND EUROCLEAR BANK S.A./N.V. (“EUROCLEAR”), TO A NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF BT GLOBENET NOMINEES LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO BT GLOBENET NOMINEES LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, BT GLOBENET NOMINEES LIMITED, HAS AN INTEREST HEREIN.

MONDELĒZ INTERNATIONAL, INC., a Virginia corporation (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to BT Globenet Nominees Limited (as nominee of the Depositary), or registered assigns, the principal sum of €700,000,000 (SEVEN HUNDRED MILLION EURO) on January 20, 2023, and to pay interest thereon from January 21, 2016 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, at a rate per annum of 1.625%, annually in arrears on January 20 of each year (each, an “Interest Payment Date”), beginning on January 20, 2017, until the principal hereof is paid or made available for payment. If any Interest Payment Date (other than January 20, 2023 or any earlier repayment date) is not a Business Day, the Interest Payment Date will be postponed to the next succeeding Business Day, and no interest will accrue as a result of such delayed payment on amounts payable from and after such Interest Payment Date to the next succeeding Business Day. If January 20, 2023 or any earlier repayment date falls on a day that is not a Business Day, then payment of principal or interest otherwise payable on such date may be made on the next succeeding Business Day, in each case with the same force and effect as if made on January 20, 2023 or such earlier repayment date, and no interest shall accrue as a result of such delayed payment on amounts payable from and after January 20, 2023 or such earlier repayment date, as the case may be, to the next succeeding Business Day.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person (or to the Depositary, as the case may be) in whose name this Note (or one or more Predecessor Securities) is registered at the close of business the Business Day before the Interest Payment Date (whether or not a Business Day) (the “Regular Record Date”). Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holders on such date and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a

Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee for the Notes, notice whereof shall be given to Holders of the Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal, premium (if any) and interest in respect of the Notes will be made at the office or agency of the Company maintained for that purpose in New York, New York, which will initially be the principal corporate trust office or agency of Deutsche Bank Trust Company Americas (the “Paying Agent”) in New York, New York, or in London, England, which will initially be the branch corporate trust office or agency of the Paying Agent in London, England; provided that, at the option of the Company, payment of interest, other than interest at maturity or upon redemption, may be made by check mailed to the address of the Holder entitled thereto as such address appears on the Security Register at the close of business on the Regular Record Date; provided, further, that (1) the Depositary, as Holder of the Notes, or (2) a Holder of more than €5,000,000 in aggregate principal amount of the Notes in definitive form is entitled to require the Paying Agent to make payments of interest, other than interest due at maturity or upon redemption, by wire transfer of immediately available funds into an account maintained by the Holder in the United States, by sending appropriate wire transfer instructions as long as the Paying Agent receives the instructions not less than ten days prior to the applicable Interest Payment Date. The principal and interest payable on any of the Notes at maturity, or upon redemption, will be paid by wire transfer of immediately available funds against presentation of a Note at the office of the Registrar and Transfer Agent. Notwithstanding the foregoing, payment of any amount payable in respect of a Note in global form (a “Global Note”) shall be made in accordance with the applicable procedures of the Depositary.

Principal, premium (if any) and interest payments in respect of the Notes will be payable in euro. If the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until euro is again available to the Company or so used. The amount payable on any date in euro will be converted into U.S. dollars on the basis of the most recently available Market Exchange Rate for the euro, in each case as certified by the Company to the Trustee and the Paying Agent pursuant to an Officers’ Certificate at least five Business Days prior to such payment date.

“Market Exchange Rate” means the noon buying rate in The City of New York for cable transfers of euro as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York or the Place of Payment, provided such day is also a London banking day and is a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET2) System, or any successor thereto, operates.

Interest on the Notes shall be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or from January 21, 2016, if no interest has been paid on the Notes), to, but excluding, the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

Additional provisions of this Note are contained on the reverse hereof, and such provisions shall have the same effect as though fully set forth in this place.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent on behalf of the Trustee for the Notes by manual signature, this Note shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

(Signature Page Follows)

IN WITNESS WHEREOF, MONDELĒZ INTERNATIONAL, INC. has caused this instrument to be duly executed under its corporate seal.

Dated: January 21, 2016

MONDELĒZ INTERNATIONAL, INC.

By:	/s/ Dexter Congbalay
Name:	Dexter Congbalay
Title:	VP, Investor Relations and Treasurer

Attest:

By:	/s/ Carol J. Ward
Name:	Carol J. Ward
Title:	Vice President and Corporate Secretary

SIGNATURE PAGE TO GLOBAL NOTE

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein described in the within-mentioned Indenture.

Dated: January 21, 2016

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Carol Ng
Name:	Carol Ng
Title:	Vice President

By:	/s/ Anthony D’Amato
Name:	Anthony D’Amato
Title:	Associate

SIGNATURE PAGE TO GLOBAL NOTE

(Reverse of Note)

MONDELĒZ INTERNATIONAL, INC.

This Note is one of a duly authorized issue of debentures, notes or other evidences of indebtedness (hereinafter called the “Securities”) of the Company of the series hereinafter specified, all such Securities issued and to be issued under an Indenture, dated as of March 6, 2015, by and between the Company and Deutsche Bank Trust Company Americas, as Trustee (the “Indenture”), to which Indenture and all other indentures supplemental thereto reference is hereby made for a statement of the rights and limitations of rights thereunder of the Holders of the Securities and of the rights, obligations, duties and immunities of the Trustee for each series of Securities and of the Company, and the terms upon which the Securities are and are to be authenticated and delivered. The terms, conditions and provisions of this Note are those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, and those set forth in this Note. To the extent the terms, conditions and other provisions of this Note modify, supplement or are inconsistent with those of the Indenture, then the terms, conditions and other provisions of this Note shall govern.

As provided in the Indenture, the Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest, if any, at different rates, may be subject to different redemption provisions, if any, may be subject to different sinking, purchase or analogous funds, if any, may be subject to different covenants and Events of Default and may otherwise vary as provided or permitted in the Indenture. This Note is one of a series of the Securities designated therein as 1.625% Notes due 2023 (the “Notes”), initially issued in an aggregate principal amount of €700,000,000 on January 21, 2016.

The Company may, without the consent of the Holders of the Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Notes, except for the issue price, issue date and, in some cases, the first payment of interest or interest accruing prior to the issue date of such additional notes. The additional notes may only be issued if they would be fungible with the Notes for U.S. federal income tax purposes. Any additional notes having such similar terms, together with the Notes, shall constitute a single series of notes under the Indenture. No additional notes may be issued if an Event of Default has occurred with respect to the Notes.

Change of Control

If a Change of Control Triggering Event (as defined below) occurs, unless the Company has exercised its right to redeem the Notes, Holders may require the Company to repurchase all or any part (equal to €100,000 or an integral multiple of €1,000 in excess thereof) of their Notes pursuant to an offer (the “Change of Control Offer”) of payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Company will mail a notice to Holders (with a copy to the Trustee) describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures described in such notice. The Company must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Notes by virtue of such conflicts.

On the Change of Control Payment Date, the Company will, to the extent lawful: accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

The Paying Agent will promptly mail to each Holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new note will be in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof.

The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

For purposes of the foregoing discussion of a repurchase at the option of Holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means the Notes are rated below an Investment Grade Rating by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a below investment grade rating event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect to a particular Change of Control (and thus shall not be deemed a below investment grade rating event for purposes of the definition of Change of Control Triggering Event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the below investment grade rating event).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than the Company or one of its subsidiaries; (2) the approval by the holders of the Company’s common stock of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the indenture); (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s voting stock; or (4) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the date of the issuance of the Notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, respectively.

“Moody’s” means Moody’s Investors Service, Inc.

“Person” has the meaning set forth in the indenture and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Moody’s or S&P, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Payment of Additional Amounts

All payments by the Company or its paying agents will be made free and clear of and without withholding or deduction for or on account of any present or future tax, assessment or other governmental charge imposed by the United States, unless the withholding or deduction of such amounts is required by law or the official interpretation or administration thereof.

The Company will, subject to the exceptions and limitations set forth below, pay to the beneficial owner of any Note that is a Non-U.S. Holder (as defined below) or is a partnership that is not created or organized in or under the laws of the United States or any state or political subdivision thereof such additional amounts as may be necessary to ensure that every net payment on such Note, after deduction or withholding by the Company or any of its paying agents for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority of the United States, will not be less than the amount provided in such Note to be then due and payable absent such deduction or withholding. However, the Company will not pay additional amounts if the beneficial owner is subject to taxation solely for reasons other than its ownership of the Note, nor will the Company pay additional amounts for or on account of:

(a)	any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the existence of any present or former connection (other than the mere fact of being a beneficial owner of a Note) between the beneficial owner (or between a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) of a Note and the United States, including, without limitation, such beneficial owner (or such fiduciary, settlor, beneficiary, person holding a power, partner, member or shareholder) being or having been a citizen or resident of the United States or treated as being or having been a resident thereof;

(b)	any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) (i) being or having been treated as present in, or engaged in a trade or business in, the United States or (ii) having or having had a permanent establishment in the United States;

(c)	any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) being or having been treated as, for U.S. federal income tax purposes, a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or being a corporation that accumulates earnings to avoid U.S. federal income tax;

(d)	any tax, assessment or other governmental charge imposed on a beneficial owner that actually or constructively owns 10% or more of the total combined voting power of all of the Company’s classes of stock that are entitled to vote within the meaning of Section 871(h)(3) of the Internal Revenue Code of 1986, as amended (the “Code”);

(e)	any tax, assessment or other governmental charge which would not have been so imposed but for the presentation of such Note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which such payment is duly provided for, whichever occurs later;

(f)	any tax, assessment or other governmental charge that is payable by any method other than withholding or deduction by the Company or any paying agent from payments in respect of such Note;

(g)	any gift, estate, inheritance, sales, transfer, wealth, personal property or excise tax or any similar tax, assessment or other governmental charge;

(h)	any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment in respect of any Note if such payment can be made without such withholding by at least one other paying agent;

(i)	any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(j)	any tax, assessment or other governmental charge imposed as a result of the failure of the Holder or beneficial owner of a Note to comply with a request to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of a Note, if such compliance is required by statute or regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(k)	any tax, assessment or other governmental charge imposed by reason of the failure of the beneficial owner to fulfill the statement requirements of Section 871(h) or Section 881(c) of the Code;

(l)	any tax, assessment or other governmental charge imposed by reason of the Holder or beneficial owner of a Note being or having been treated as a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in Section 881(c)(3)(A) of the Code or any successor provisions;

(m)	any withholding or deduction that is imposed on a payment to a Holder or beneficial owner of a Note and that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;

(n)	any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code as of January 21, 2016 (or any amended or successor provision that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to current Section 1471(b) of the Code (or any amended or successor version described above) or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement (or related laws or official administrative practices) implementing the foregoing; or

(o)	any combination of items (a) through (n) above.

The Company will not pay additional amounts to a beneficial owner of any Note that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, or to a beneficial owner of any Note that is not the sole beneficial owner of such Note, as the case may be. This exception, however, will apply only to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficial owner, partner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner or member received directly its beneficial or distributive share of the payment. For purposes of this paragraph, the term “beneficial owner” includes any person holding a Note on behalf of or for the account of a beneficial owner. Except as specifically provided under this heading “Payment of Additional Amounts,” the Company will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

The term “Non-U.S. Holder” means any beneficial owner of a Note that is not a U.S. Holder and is not a partnership (including any entity or arrangement properly classified as a partnership for U.S. federal income tax purposes). The term “U.S. Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes: an individual citizen or resident of the United States; a corporation created or organized in or under the laws of the United States or any state or political subdivision thereof; an estate, the income of which is subject to U.S. federal income tax regardless of its source; or a trust, if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has in effect a valid election to be treated as a “United States person” (as defined in the Code).

If the Company is required to pay additional amounts with respect to the Notes, it will notify the Trustee and the Paying Agent pursuant to an Officers’ Certificate that specifies the additional amounts payable. If the Trustee and the Paying Agent do not receive such an Officers’ Certificate, the Trustee and the Paying Agent shall be fully protected in assuming that no such additional amounts are payable.

The Company undertakes that, to the extent permitted by law, the Company will maintain a paying agent that will not require withholding or deduction of tax pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced to conform to, such European Council Directive.

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided above, the Company will not be required to make any payment for any tax, assessment or other governmental charge imposed with respect to payments on the Notes.

Optional Redemption

Prior to October 20, 2022, the Company may, at its option, redeem the Notes, in whole at any time or in part from time to time (in €1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)), at a rate equal to the Treasury Rate (as defined below) plus 25 basis points plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

“Independent Investment Bank” means one of the Reference Bond Dealers that the Company appoints as the Independent Investment Bank from time to time.

“Treasury Rate” means the price, expressed as a percentage (rounded to three decimal places, 0.0005 being rounded upwards), at which the gross redemption yield on the Notes, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Reference Bond (as defined below) on the basis of the middle market price of the Reference Bond prevailing at 11:00 a.m. (London time) on such dealing day as determined by the Company or the Independent Investment Bank.

“Reference Bond” means, in relation to any Treasury Rate calculation, a German government bond whose maturity is closest to the maturity of the Notes, or if the Company or the Independent Investment Bank considers that such similar bond is not in issue, such other German government bond as the Company or the Independent Investment Bank, with the advice of three brokers of, and/ or market makers in, German government bonds selected by the Company or the Independent Investment Bank, determine to be appropriate for determining the Treasury Rate.

“Reference Bond Dealer” means (A) each of BNP Paribas, Deutsche Bank AG, London Branch and Merrill Lynch International (or their respective affiliates that are Primary Bond Dealers), and their respective successors and (B) any other broker of, and/or market maker in, German government bonds (a “Primary Bond Dealer”) selected by the Company.

“Remaining Scheduled Payments” means, with respect to the Notes to be redeemed, the remaining scheduled payments of principal of and interest on such Notes that would be due after the related redemption date but for the redemption. If that redemption date is not an Interest Payment Date with respect to the Notes to be redeemed, the amount of the next succeeding scheduled interest payment on such Notes will be reduced by the amount of interest accrued on such Notes to, but excluding, the redemption date.

On or after October 20, 2022, the Company may, at its option, redeem the Notes, in whole at any time or in part from time to time (in €1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof) at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

If money sufficient to pay the redemption price on the Notes (or portions thereof) to be redeemed on the applicable redemption date is deposited with the Paying Agent on or before the applicable redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such Notes (or such portion thereof) called for redemption.

The Company will, or will cause the Trustee or Paying Agent on its behalf to, mail notice of a redemption to Holders of the Notes to be redeemed by first-class mail (or otherwise transmit in accordance with applicable procedures of the Depositary) at least 30 and not more than 60 days prior to the date fixed for redemption. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption. On or before the applicable redemption date, the Company will deposit with the Paying Agent or set aside, segregate and hold in trust (if the Company is acting as paying agent), funds sufficient to pay the redemption price of, and accrued and unpaid interest on, such Notes to be redeemed on that redemption date. If fewer than all of the Notes are to be redeemed, the Paying Agent will select, not more than 60 days prior to the redemption date, the particular Notes or portions thereof for redemption from the outstanding Notes not previously called by such method as the Paying Agent deems fair and appropriate and in accordance with the applicable procedures of the Depositary; provided, however, that no Notes of a principal amount of €100,000 or less shall be redeemed in part.

Redemption for Tax Reasons

The Company may redeem the Notes prior to maturity in whole, but not in part, on not more than 60 days’ notice and not less than 30 days’ notice (with written notice to the Trustee no less than 15 days (or such shorter period as agreed by the Trustee) prior to the sending of such redemption notice in the event the Trustee is engaged by the Company to send such notice or cause such notice to be sent in the Company’s name and at the Company’s expense) at a redemption price equal to the principal amount of such Notes plus any accrued interest and additional amounts to, but not including, the date fixed for redemption if:

•	as a result of a change in or amendment to the tax laws, regulations or rulings of the United States or any political subdivision or taxing authority of or in the United States or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction in the United States) that is announced or becomes effective on or after January 21, 2016, the Company has or will become obligated to pay additional amounts with respect to the Notes as described above under “Payment of Additional Amounts,” and the Company, in its business judgment, determines that such obligations cannot be avoided by the use of reasonable measures available to the Company; or

•

on or after January 21, 2016, any action is taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, the United States or any political subdivision of or in the United States, including any of those actions specified above, whether or not such action was taken or decision was rendered with respect to the Company, or any change, amendment, application or interpretation is officially proposed, which, in any such case, in the written opinion of independent legal counsel of recognized standing, will result in a material probability that the Company will become obligated to pay additional amounts with respect to the Notes, and the Company, in its business judgment, determines that such obligations cannot be avoided by the use of reasonable measures available to the Company.

If the Company exercises its option to redeem the Notes, the Company will deliver to the Trustee a certificate signed by an authorized officer stating that it is entitled to redeem the Notes and an opinion of independent tax counsel selected by the Company to the effect that the circumstances described above exist. The Trustee and any paying agents will accept and will be entitled to conclusively rely upon such officer’s certificate and opinion of counsel as sufficient evidence of the satisfaction of the conditions precedent described above for the Company to exercise its right to redeem the Notes, which determination will be conclusive and binding on the Holders of the Notes.

Defeasance

The Indenture contains provisions for defeasance at any time of the entire principal of all the Securities of any series upon compliance by the Company with certain conditions set forth therein.

Certain of the Company’s obligations under the Indenture with respect to Notes, may be terminated if the Company irrevocably deposits with the Trustee money or Government Obligations sufficient to pay and discharge the entire indebtedness on a the Indenture.

Events of Default

Section 501 of the Indenture shall be applicable to the Notes. If an Event of Default (other than an Event of Default described in Section 501(a)(4) or 501(a)(5) of the Indenture) with respect to the Notes shall occur and be continuing, then either the Trustee or the Holders of not less than 25% in principal amount of the Notes of this series then Outstanding may declare the entire principal amount of the Notes of this series due and payable in the manner and with effect provided in the Indenture. If an Event of Default specified in Section 501(a)(4) or 501(a)(5) of the Indenture occurs with respect to the Company, all of the unpaid principal amount and accrued interest then outstanding shall ipso facto become and be immediately due and payable in the manner and with the effect provided in the Indenture without any declaration or other act by the Trustee or any Holder.

Amendments

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities under the Indenture at any time by the Company with the consent of the Holders of more than 50% in aggregate principal amount of the Securities at the time Outstanding of each series issued under the Indenture to be affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of that series at the time Outstanding, on behalf of the Holders of all the Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences with respect to such series. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the transfer hereof or in exchange or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

Payment

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein and in the Indenture prescribed.

Certificated Notes

If the Depositary is at any time unwilling or unable to continue as depositary for Global Notes and a successor depositary is not appointed by the Company within 90 days, the Company will issue the Notes in definitive form in exchange for Global Notes. Paragraph 6 of Section 303 of the Indenture shall not apply in respect of the Notes; the Depositary shall not be required to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, or any other applicable statute or regulation.

The Company will also issue the Notes in definitive form in exchange for Global Notes if an Event of Default has occurred with regard to the Notes represented by Global Notes and has not been cured or waived.

In addition, the Company may at any time and in its sole discretion determine not to have the Notes represented by Global Notes and, in that event, will issue the Notes in definitive form in exchange for Global Notes.

In any such instance, an owner of a beneficial interest in Global Notes will be entitled to physical delivery in definitive form of the Notes represented by Global Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Any Notes so issued in definitive form will be issued as registered in minimum denominations of €100,000 and integral multiples of €1,000 thereafter, unless otherwise specified by the Company. Such definitive form of the Notes can be transferred by presentation for registration to the Registrar and Transfer Agent, as set forth below under “Registration, Transfer and Exchange.”

Registration, Transfer and Exchange

As provided in the Indenture and subject to certain limitations therein set forth, this Note is transferable on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of Deutsche Bank Trust Company Americas (the “Registrar and Transfer Agent”) in New York, New York, or at any other office or agency of the Company maintained for that purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar and Transfer Agent duly executed by the Holder hereof or the Holder’s attorney duly authorized in writing, and thereupon due or one or more new notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of €100,000 and any multiple of €1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of a like tenor and of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company, the Trustee for the Notes and any agent of the Company or such Trustee may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note be overdue, and neither the Company, such Trustee nor any such agent shall be affected by notice to the contrary.

Other

The Notes are not subject to a sinking fund.

THIS NOTE SHALL FOR ALL PURPOSES BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Certain terms used in this Note which are defined in the Indenture have the meanings set forth therein.

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto:

PLEASE INSERT SOCIAL SECURITY NUMBER OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Name and address of Assignee, including zip code, must be printed or typewritten)

the within Note, and all rights thereunder, hereby irrevocably, constituting and appointing to transfer the said Note on the books of Mondelēz International, Inc. with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Note in every particular, without alteration or enlargement or any change whatever.